Exhibit 99.2

eMerge Interactive, Inc.

Second Quarter 2006 Conference Call Script

Susan D. Mermer, Chief Financial Officer: Thank you Shwanna.

Ladies and Gentlemen, welcome, and thank you for joining us on the eMerge Interactive second quarter conference call and thanks also for those of you who are joining us on the webcast.

First, I will speak to our second quarter numbers. Our results for the quarter show revenue essentially level at $334,000 for the current year period compared to $335,000 in the prior year quarter. In the current year quarter we had a 9% growth in Animal Information Solutions, or AIS, revenue, which was offset by a 5% decrease in our VerifEYE revenue.

Revenue from AIS was $124,000 in the second quarter of this year compared to $113,000 in the prior year quarter. We believe the slow-down in growth is due primarily to a cautious attitude from producers and feedyards that are waiting for some indication of the direction that the Japanese market and the National ID program is going to take. Because of the continued prohibition on beef exports to Japan, the payment of premiums for qualified cattle has subsided and has directly impacted our sales of CattleLog. Head under management increased by 110% from the second quarter of 2005, and number of head added to the system increased 49%.

Food Safety Technology, or VerifEYE, revenue was $210,000 in the second quarter of this year versus $221,000 in the prior year quarter. In both the current and prior year quarters, revenue consists of lease revenue on the two CIS units leased to Cargill and service revenue on the one unit sold in the first quarter of 2005. Revenue in the second quarter of last year also included the sale of several Solo units.

Gross profit margin for the second quarter of 2006 increased 49% to $128,000 compared to $85,000 for the prior year quarter. The margin increase was due primarily to the mix of products sold in the current year quarter, as well as a smaller provision for inventory obsolescence recorded in the current year quarter of $98,000 compared to $105,000 in the prior year quarter. Without these inventory obsolescence provisions, our gross margin would have been $226,000 and $190,000 for the three months ended June 30, 2006 and 2005, respectively.

Selling, general and administrative expense was level at $1.5 million for both the second quarter of 2006 and the second quarter of 2005. In the current year quarter we had decreased corporate expenses for salaries and wages as well as lower professional services and insurance expenses, which were offset in part by the non-cash expense of $147,000 for stock option expense. We began recording the stock option expense as of January 1, 2006 upon the adoption of SFAS 123(R), which requires the company to recognize expense for employee and director stock options as they vest, resulting in a non-cash expense.

Technology and development expense was $169,000 in the second quarter of 2006, a decrease of 76% from the second quarter of 2005, reflecting the Company’s decision to halt research and development on all VerifEYE derivative products, except CIS, effective March 7, 2006. Some of the savings incurred as a result of this halt were offset by the non-cash expense of $13,000 for vesting employee stock options.

Total combined operating expenses in the second quarter of 2006 were $1.7 million compared to $2.5 million in the second quarter of 2005, a decrease of 33%, primarily due to the decrease in the technology and development expenses and the decrease in depreciation expense as the portion of property, plant and equipment that has been fully depreciated increases.

For the second quarter of 2006, our operating loss was $1.6 million compared to a loss of $2.4 million in the second quarter of 2005.

Turning to the balance sheet, we ended the second quarter of 2006 with $3.0 million in cash, compared to $2.9 million at the end of 2005. We believe that with our current cash position, working capital and expected sales of our products and services we will meet our current cash needs. However, as we have indicated in our SEC filings, if we are unable to grow our sales as planned in 2006, we will need to pursue additional sources of liquidity or implement additional cost cutting measures, and additional financing may not be available to us on acceptable terms.

On May 31, 2006, we effected a one-for-fifteen reverse stock split in an effort to regain compliance with The Nasdaq Stock Market $1 minimum bid price requirement. During the ten-day trading period ending June 14, 2006 our stock closed at a bid price above $1 on each trading day. On June 16, 2006, Nasdaq notified us that we had regained compliance with Nasdaq’s minimum bid price requirement for continued listing on The Nasdaq Capital Market.

While we currently meet all applicable requirements for continued listing on the Capital Market, there can be no assurance that we will be able to maintain long-term compliance with all such requirements.

In May of 2005, we engaged AgriCapital and B. Riley & Company to advise us on strategic alternatives including capital sources, investors, acquirors, licensees and/or merger partners. We recently extended this engagement and this process is ongoing. Management, supported by these advisors, continues to pursue alternatives that have the potential to provide improved shareholder value. The financing completed in January 2006, the cost reduction measures taken last March for VerifEYE and the reverse split and continued listing on The NASDAQ Capital Market are intended to enhance our ability to pursue any potential opportunities that may arise from this process.

I’ll now turn it over to Dave Warren for a review of business and operations.

David C. Warren, Chief Executive Officer: Thanks Susan,

As Susan mentioned earlier, the second quarter results reflect a cautious response to both Animal Information Solutions and VerifEYE products. This slow down was more apparent on the AIS side which had experienced solid growth through the first quarter over the same period in 2005.

On the Food Safety Technology or VerifEYE side of our business, our Carcass Inspection System, or CIS, opportunities continue to be affected by economic problems in the packer segment of the beef industry. The packers continue to experience significant losses, layoffs, plant closures and reduced capital spending. We continue to work closely with Cargill to install their fourth CIS unit later this year and other packers continue to show interest in VerifEYE, but only after economics will allow them to participate.

On the AIS or CattleLog side of our business, our revenues were basically flat versus the same quarter in 2005 and these results represent the wait-and-see attitude of the beef industry toward individual animal data management. This attitude is caused by two key elements that are critical to eMerge’s 2006 plans: first, the problems with developing a national mandatory ID system, and second, the ongoing closure of the Japanese market causing a lack of demand for value-added cattle.

The National Mandatory ID program is proceeding very slowly due to the inability of the beef industry and the government to agree on the basics of a national program. The USDA-driven state pilot projects are seen by some as failures due to lack of coordination between state veterinarians and the segments of the beef industry. In the absence of strong leadership on either side, there are campaigns that have negatively impacted many producers’ impression of the National Mandatory ID Program. Some segments of the industry had accepted the need for a system to track animals in the event of a disease outbreak, but were disappointed by the lack of an organized plan to fund and implement the system.

Currently, Congress has pulled funds earmarked for National ID in 2007 until the USDA and the beef industry develop an organized plan. The target date of 2009 is now in jeopardy, with no new target date established.

Access to the Japanese market with age- and source-verified cattle has been a major cornerstone for our 2006 budget but throughout the second quarter, the border remained closed. The premiums that were being paid for age- and source-verified cattle have disappeared and probably will not reappear until the resumption of trade with Japan is a long-term certainty, and that is yet to be determined. At the end of July, the Japanese lifted the ban on US Beef Imports but will be closely monitoring beef exports for the next six months to insure that the US firmly abides by the beef export program. U.S. packers are very concerned that the Japanese may use any reason to close the border down again and are reluctant to quote premiums until it is a more permanent opportunity.

We have positioned ourselves to take advantage of the demand that may be created if the market remains open, but without the premiums previously associated with the Japanese market, most producers will not put in the extra cost of an RFID tag and data upload charge.

Despite the slow down in market development and acceptance of our technologies, there were several positive accomplishments during the second quarter for our CattleLog business.

We continue to see a high level of interest from packers in supplying natural beef and other branded beef products that would require audited data to document all of the management processes used on the cattle. The market opportunity for natural cattle continues to grow and we are well positioned with our USDA Process Verified Program to be able to qualify cattle for these programs.

In April, the USDA re-approved our CattleLog Age and Source Verification Program as a PVP program through February, 2007. Our PVP is the cornerstone to our ability to collect and verify the information required to provide feedyards and packers with a qualified supply of cattle that meets a range of specifications.

In June, we introduced “CattleLog Verification Services,” a new online service available to CattleLog customers to verify their production claims and qualify their animals for many popular value-added and branded programs. This program is comprised of data verification services and an optional CattleLog Listing Service that will allow participants to qualify and promote their animals to many potential buyers. Customers who have successfully passed a data verification audit for specific criteria may list approved cattle for sale in an online forum that allows prospective buyers to contact them and purchase the cattle. Initial feedback from CattleLog customers has been very positive and we believe that this new service will be readily adopted by buyers who are interested in verified cattle that may fit into one of several marketing programs.

In July, we announced a multi-year Cooperative Marketing Agreement with Power Genetics Company, one of the industry leaders in developing value-added cattle for various branded beef programs. Our CattleLog Verification Services will help qualify additional supply for one of the largest and most active buyer communities and we are in discussions with other suppliers that recognize the value of on-site verified cattle to supply the growing value-added programs.

Yesterday we announced that we are partnering with Cattleman’s Choice Loomix, Pfizer Animal Health and Zinpro Corporation to create Performance Verified – a comprehensive program to allow cattle producers to meet their nutritional, animal health, data services and age verification in one cooperative effort. CattleLog was chosen as the exclusive data service provider for the program and will be used to record age, source and production information on all enrolled cattle.

The key benefit to this program for eMerge is that the focal point is dealers and veterinarians in geography where we currently do not have a strong presence. One of the major benefits is that it allows us to form a working relationship with Pfizer Animal Health and their SelectVac Preconditioning Program. Pfizer is the industry’s largest Animal Health supplier and their SelectVac Program is a leading preconditioning program that adds value to cattle that can be listed on our CattleLog Listing Service.

In summary, the second quarter was characterized by a “wait and see” attitude in the beef industry but, during the quarter, we expanded our products and services on CattleLog, which along with our marketing arrangements with Power Genetics and combined with the reopening of the Japanese market, could make for a solid third quarter. We continue to look at ways to reduce expenses to ensure that we remain able to take advantage of the opportunities in front of us.

We would now like to open the call to any questions.